EX-99.B(g)(3)

WELLS FARGO FUNDS TRUST

AMENDED AND RESTATED

SECURITIES LENDING AGREEMENT

This AGREEMENT, made as of the 1st day of March, 2001, and amended and restated August 16, 2005, by and among Wells Fargo Funds Trust (the “Trust”) on behalf of its funds now existing or hereafter created (the “Funds”), Wells Fargo Funds Management, LLC, as adviser for the Funds (“Funds Management”) and Wells Fargo Bank, N.A., as custodian for the Funds (the “Custodian”).

WHEREAS, the Custodian has established a securities lending program (the “Program”) to permit its retirement plan, trust and custody clients to loan securities;

WHEREAS, the Funds listed in Appendix A desire to participate in the Program and the Board of Trustees having approved their participation in the Program; and

NOW, THEREFORE, the parties hereto agree as follows:

1.	Adviser’s Activities

As investment adviser to the Funds, Funds Management’s responsibility with respect to securities lending activities shall be to perform or supervise the performance by sub-advisers or, to the extent delegated by this Agreement, the Custodian, in accordance with securities lending guidelines approved by the Board of Trustees of the Trust (the “Guidelines”), of the following:

a.	To negotiate or approve the terms and conditions of securities loans entered into by the Funds.

b.	To evaluate the creditworthiness of and select borrowers (the “Borrowers”).

c.	To invest any cash collateral received from the Borrowers or obtained through repurchase transactions with respect to non-cash collateral received from the Borrowers.

d.	To identify to the Custodian securities in the Funds that are eligible to be loaned under the Program and securities that are not eligible to be loaned.

e.	To provide to the Custodian a schedule of permitted lending rates.

f.	To update all such information as necessary in consultation with the Custodian.

2.	Delegation of Authority

Funds Management hereby delegates to the Custodian the administration of the Funds’ securities lending activities, subject to the monitoring and supervision of Funds Management and/or the appropriate sub-advisers (the “Advisers”), and the Custodian hereby accepts such delegation. Pursuant to this delegation of authority:

a.	The Custodian may only enter into loans on terms and conditions approved by the Advisers (the “Securities Loan Agreement”).

b.	The Custodian may only enter into loans with entities whose creditworthiness have been evaluated by the Advisers and who have been approved by the Advisers to act as Borrowers.

c.	The Custodian may only invest cash collateral received from the Borrowers or obtained through repurchase arrangements with respect to non-cash collateral in securities specified by the Adviser in writing, as provided to the Custodian from time to time.

d.	The Advisers retain full discretion and power to prevent any loan from being made or to instruct the Custodian to terminate any loan once made.

3.	Custodian’s Activities

For the compensation described below and in accordance with the Guidelines, and subject to the direction and supervision of the Advisers, the Custodian undertakes the following:

a.	To enter into a Securities Loan Agreement with each Borrower setting forth the general terms governing loans made under the Program.

b.	To open an account (the “Account”) for each Fund participating in the Program. Each loan made will be made on behalf of and solely for the benefit of an Account.

c.	To implement loans consistent with its delegated authority and with the Funds’ prospectuses directly or through a finder, for a minimum of one day but within the term as set forth in the Guidelines, retaining the power to terminate the loan at any time unless otherwise agreed with the Funds.

d.	To require that the borrower deliver initial Collateral that is equal to at least 102% of the market value (including any accrued interest) of any domestic securities loaned or 105% of the market value (including any accrued interest) of any international securities loaned, as the case may be, and accrued interest.

e.	To remark collateral supporting loans of domestic and foreign equity securities and corporate bonds to the requisite 102% (loans involving domestic securities) and 105% (loans involving international securities) levels on a daily basis. However, for collateral supporting loans of securities of the U.S. Government, its agencies or instrumentalities (“U.S. Government Securities”), if the market value of the given collateral falls below 100% of the market value of the securities loaned plus any accrued interest, to remark the collateral for such loans back to 102%.

f.

To receive and take possession of collateral in the form of cash, U.S. Government Securities, irrevocable letters of credit issued by certain approved banks, or such other collateral as may be permitted by the Securities and Exchange Commission (the “Commission”) or its staff. To the extent permitted under the Act, and as interpreted by the staff of the Commission or pursuant to any exemptive order thereunder, cash received from all loans from Accounts may be commingled for investment purposes. Such cash may be invested only in securities approved in writing by the Advisers that are permissible investments for each Fund.

g.	Normally, securities loaned and cash or government securities transferred as collateral will be processed, similar to security purchases and sales, through the Depository Trust Company or a Federal Reserve Bank or any other appropriate clearing organization (the “Clearing Organization”).

4.	Allocation of Security Loans Among Participants

The Custodian maintains a list of securities available for lending through the Program, including available Fund securities. The Custodian will use reasonable efforts to allocate loans among participants in the Program in a way that is fair to all participants, including the Funds. As a result of this allocation, the Funds understand that a single Borrower may be lent a significant portion, or all, of the Funds’ securities available for lending. The Funds also understand that other Program participants may absorb all demand for particular securities and that the Funds’ securities may not be loaned even where identical securities are being loaned by the Custodian as part of the Program on behalf of other participants.

5.	Termination of Any Security Loan

A loan may be terminated by the Custodian or the Borrower at any time pursuant to the Securities Loan Agreement covering the loan. The Advisers may request the Custodian to terminate any loan of securities for any reason at any time. Upon such loan termination, the Custodian will take delivery or receive through a Clearing Organization the securities to be returned. The Custodian will return to the Borrower directly or through the Clearing Organization the collateral securing the loan. The Securities Loan Agreement will provide for the return of corporate securities no later than the third business day following loan termination notice and, in the case of government securities, no later than the next business day following loan termination notice. Notwithstanding the foregoing, the Custodian will have a reasonable time after receiving the Advisers’ loan termination request to liquidate cash collateral investments prior to terminating the loan.

6.	Portfolio Investment Activity and Corporate Actions in Regard to Loaned Securities

The Funds’ Accounts are entitled to all cash dividends, stock dividends, stock splits, rights of distribution, conversion privileges, tender and exchange offers, and similar corporate actions with respect to any loaned securities as if the securities had not been loaned. During any period when securities are loaned, the Funds waive their right to vote such securities. The Funds may regain the right to vote securities by causing a timely termination of a loan in advance of the record date established for determining stockholder entitlement to vote. Any securities of the portfolio that are on loan may be sold by the Advisers at any time. Upon receipt by the Custodian of notice from the Advisers of any sale, the Custodian will initiate action to terminate the loan of the securities sold. If such notice is not received by the Custodian, the Custodian assumes no liability for the failure of the transaction to settle on contractual settlement date.

7.	Recordkeeping and Reporting

The Custodian will monitor daily the value of the loaned security and the collateral. The Custodian will provide recordkeeping and accounting services necessary for the operation of the Program. The Custodian will keep security loan records separate from the Funds’ custodial or fiduciary portfolio records. The Custodian will credit income from each loan to the Funds’ Accounts at least once a month. The Custodian will provide the Advisers with a detailed monthly report, which shall include all loan activity, Borrowers to whom loans were made, and income earned. The Custodian will also provide the Advisers with a list of each Fund’s securities lending positions on a daily basis and will provide such other reports as the Advisers or the Board of Trustees of the Trust may reasonably request.

8.	Fees

An exemptive order (the “Order”) was obtained from the Commission, which permits the Custodian to receive a percentage of the Account Revenues for acting as Securities Lending Agent. As used herein, “Account Revenues” means all revenue, in the form of (a) earnings on the investment of cash collateral provided by a Borrower in connection with a loan from an Account through the Program, net of any agreed-upon amount payable to the Borrower out of such earnings, or (b) separate lending fees payable by a Borrower when the collateral provided by the Borrower is in the form of letters of credit or government securities, in each case net of expenses. The Funds will receive 70% of the Account Revenues, and the Custodian will receive the remaining 30% of the Account Revenues. Account Revenues will be calculated and credited monthly.

9.	Risk of Loss

The Funds assume all risk of loss arising out of Borrower defaults on return of lent securities, collateral deficiencies or collateral investment loss, provided the terms and conditions of this Agreement and the Guidelines have been observed by the Custodian. If the Borrower defaults on the return of a lent security, in accordance with the Securities Loan Agreement, the Funds or the Custodian, if authorized, may purchase securities identical to the lent securities (or their equivalent in the event of reorganization, recapitalization or merger of the issuer of the borrowed security) and may apply the collateral to the payment of the purchase price, expenses and other obligations under the Securities Loan Agreement. The Custodian assumes all risk of loss arising out of negligent operation of its Program or any failure by it to observe the terms and conditions of this Agreement or the Guidelines.

10.	Termination

This Agreement may be terminated at any time by any party upon 60 days’ written notice to the others. Upon mutual agreement, the parties may waive all or part of the notice period. The Custodian will terminate all loans from the Funds’ Accounts in accordance with the Security Loan Agreement in time for lent securities to be returned to the Funds prior to the effective date of any such termination.

11.	Construction

Each Fund shall be deemed to have entered into this Agreement severally and not jointly, and the provisions of this Agreement shall be construed accordingly. Each reference hereunder to the Funds or a Fund shall be deemed a separate reference solely to the Fund to which a particular loan under this Agreement relates. Under no circumstances shall the rights, obligations or remedies hereunder with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this Section: (i) the collateral and mark to market requirements specified in Section 3 of this Agreement shall be calculated separately based solely upon the loans entered into by each Fund; and (ii) the Custodian shall have no right to set off claims against or amounts owed by one Fund by applying property of another Fund.

12.	Notices

Notice to the Funds shall be directed and mailed as follows:

Wells Fargo Funds Trust

c/o Wells Fargo Funds Management, LLC

525 Market Street, 12th Floor

San Francisco, CA 94163

Attn: C. David Messman

Notice to the Adviser shall be directed and mailed as follows:

Wells Fargo Funds Management, LLC

525 Market Street, 12th Floor

San Francisco, CA 94163

Attn: Karla M. Rabusch

Notice to the Custodian shall be directed and mailed as follows:

Wells Fargo Bank, N.A.

Asset Management Group – Securities Lending

Wells Fargo Center, Ninth Floor, MAC N9305-090

Sixth Street and Marquette Avenue

Minneapolis, MN 55479

Attn: Robert G. Smith

13.	Section Headings

The headings of sections in this Agreement are inserted for convenience of reference and shall not be deemed to be a part of or used in the construction of this Agreement.

14.	Governing Law

This Agreement and all transactions hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of California.

15.	Successors and Assigns

This Agreement shall be binding on and enforceable against the successors and assigns of the parties. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

16.	Effective Date and Term

This Agreement shall be effective on the 16th day of August, 2005 and relates to the agreement dated as of July 25, 2000 among Wells Fargo Funds Trust, Wells Fargo Bank, N.A. and Wells Fargo Bank, N.A. as approved by the Board of Trustees on August 19, 1999, May 9, 2000 and July 25, 2000 and as amended and restated on August 16th, 2005. This Agreement shall continue in effect for one year, unless earlier terminated in accordance with Section 10, and from year to year thereafter provided it shall be renewed at least annually by the Trust’s Board of Trustees, including a majority of the Trust’s disinterested Trustees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WELLS FARGO FUNDS TRUST

By:	/s/ C. DAVID MESSMAN
C. David Messman
Secretary

WELLS FARGO FUNDS
MANAGEMENT, LLC

By:	/s/ STACIE D. DEANGELO
Stacie D. DeAngelo
Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ ROBERT G. SMITH
Robert G. Smith
Senior Vice President

SECURITIES LENDING AGREEMENT

Exhibit A

FUNDS OF WELLS FARGO FUNDS TRUST

1.	Asia Pacific Fund

2.	Asset Allocation Fund

3.	Balanced Fund

4.	Capital Growth Fund

5.	C&B Mid Cap Value Fund

6.	C&B Tax-Managed Value Fund

7.	Common Stock Fund

8.	Corporate Bond Fund

9.	Discovery Fund

10.	Dividend Income Fund

11.	Emerging Markets Focus Fund

12.	Endeavor Large Cap Fund

13.	Endeavor Select Fund

14.	Enterprise Fund

15.	Equity Index Fund

16.	Government Securities Fund

17.	Growth Fund

18.	Growth and Income Fund

19.	High Income Fund

20.	High Yield Bond Fund

21.	Income Plus Fund

22.	Inflation-Protected Bond Fund

23.	Institutional Emerging Markets Fund

24.	Intermediate Government Income Fund

25.	International Core Fund

26.	International Equity Fund

27.	Large Cap Growth Fund

28.	Large Company Core Fund

29.	Mid Cap Disciplined Fund

30.	Mid Cap Growth Fund

31.	Opportunity Fund

32.	Outlook Today Fund

33.	Outlook 2010 Fund

34.	Outlook 2020 Fund

35.	Outlook 2030 Fund

36.	Outlook 2040 Fund

37.	Overseas Fund

38.	Short Duration Government Bond Fund

39.	Short-Term Bond Fund

40.	Short-Term High Yield Bond Fund

41.	Small Cap Disciplined Fund

42.	Small Cap Growth Fund

43.	Small Cap Opportunities Fund

44.	Specialized Financial Services Fund

45.	Specialized Health Sciences Fund

46.	Specialized Technology Fund

47.	Strategic Income Fund

48.	Total Return Bond Fund

49.	Ultra Short Duration Bond Fund

50.	Ultra Short Term Income Fund

51.	U.S. Value Fund

Most recent annual approval by the Board of Trustees: August 16, 2005

Exhibit A amended: August 16, 2005